Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS
THOUSAND OAKS, Calif. (August 4, 2022) - Amgen (NASDAQ:AMGN) today announced financial results for the second quarter of 2022. Key results include:
•Total revenues increased 1% to $6.6 billion in comparison to the second quarter of 2021, resulting from 3% growth in global product sales partially offset by lower Other Revenue from our COVID-19 manufacturing collaboration.
◦Volumes grew double-digits for a number of products including Repatha® (evolocumab), Prolia® (denosumab), LUMAKRAS®/LUMYKRAS™ (sotorasib) and EVENITY® (romosozumab-aqqg).
•GAAP earnings per share (EPS) increased from $0.81 to $2.45 driven by a decrease in operating expenses due to the write-off of $1.5 billion in Acquired In-Process Research & Development (Acquired IPR&D) associated with our acquisition of Five Prime Therapeutics in Q2 2021 and lower weighted-average shares outstanding in Q2 2022, partially offset by an impairment charge related to the divestiture of GENSENTA, a generics subsidiary in Turkey.
◦GAAP operating income increased from $0.8 billion to $2.2 billion, and GAAP operating margin increased 21.1 percentage points to 34.6%.
•Non-GAAP EPS increased from $1.77 to $4.65 driven by a decrease in operating expenses due to the write-off of $1.5 billion in Acquired IPR&D associated with our acquisition of Five Prime Therapeutics in Q2 2021 and lower weighted-average shares outstanding in Q2 2022.
◦Non-GAAP operating income increased from $1.6 billion to $3.3 billion, and non-GAAP operating margin increased 26.8 percentage points to 53.1%.
•The Company generated $1.7 billion of free cash flow for the second quarter versus $1.7 billion in the second quarter of 2021.
•2022 total revenues guidance revised to $25.5-$26.4 billion; EPS guidance revised to $11.01-$12.15 on a GAAP basis, and reaffirmed at $17.00-$18.00 on a non-GAAP basis.

"We are focused on delivering our long-term objectives by serving an ever-increasing number of patients around the world with our medicines," said Robert A. Bradway, chairman and chief executive officer. "We are advancing our pipeline and look forward to important readouts over the next few months."

Non-GAAP EPS has been recast due to an update to our non-GAAP policy effective January 1, 2022, resulting in a $2.61 reduction of previously-reported non-GAAP EPS for the second quarter of 2021. Refer to Non-GAAP Financial Measures below for further discussion.

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

$Millions, except EPS, dividends paid per share and percentages	Q2 ’22	Q2 ’21	YOY Δ
Total Revenues	$6,594	$6,526	1%
GAAP Operating Income	$2,176	$828	*
GAAP Net Income	$1,317	$464	*
GAAP EPS	$2.45	$0.81	*
Non-GAAP Operating Income	$3,335	$1,606	*
Non-GAAP Net Income	$2,495	$1,017	*
Non-GAAP EPS	$4.65	$1.77	*
Dividends Paid Per Share	$1.94	$1.76	10%

* Change in excess of 100%

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Beginning January 1, 2022, the Company’s non-GAAP financial measures no longer exclude adjustments for upfront license fees, development milestones and IPR&D expenses of pre-approval programs related to licensing, collaboration and asset acquisition transactions. For purposes of comparability, the non-GAAP financial results for the second quarter of 2021 have been updated to reflect this change. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.
Product Sales Performance
Total product sales increased 3% for the second quarter of 2022 versus the second quarter of 2021. Unit volumes grew 10%, partially offset by 6% lower net selling price and 2% negative impact from foreign exchange.

General Medicine
•Prolia® sales increased 13% year-over-year for the second quarter, primarily driven by 12% volume growth.

•EVENITY® sales increased 46% year-over-year to a record $191 million for the second quarter, driven by strong volume growth across our markets. U.S. sales grew 65% year-over-year, driven by 60% volume growth. Outside the U.S., EVENITY sales grew 17%, driven by 37% volume growth, partially offset by foreign exchange impact.

•Repatha® sales increased 14% year-over-year for the second quarter, driven by 55% volume growth, partially offset by lower net selling price. In the U.S., sales grew 8%, driven by 38% volume growth, partially offset by lower net selling price resulting from higher rebates to support and expand access for patients. Outside the U.S., sales grew 20%. Repatha remains the global proprotein convertase subtilisin/kexin type 9 (PCSK9) segment leader, with over 1.1 million patients treated since launch.

•Aimovig® (erenumab-aooe) sales increased 12% year-over-year for the second quarter, primarily driven by higher net selling price, partially offset by a 11% decline in volume.

Inflammation
•TEZSPIRE® (tezepelumab-ekko) generated $29 million of sales in the second quarter, driven by strong adoption by both allergists and pulmonologists across all severe asthma patient types. Healthcare providers acknowledge TEZSPIRE’s unique, differentiated profile and its broad potential to treat the 2.5 million patients worldwide with severe asthma who are uncontrolled or biologic eligible, without any phenotypic and biomarker limitation.

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

•Otezla® (apremilast) sales increased 11% year-over-year for the second quarter, driven by 8% volume growth and favorable changes to estimated sales deductions, partially offset by lower net selling price. In the U.S., total prescription (TRx) volumes grew 12% year-over-year and new-to-brand prescriptions (NBRx) grew 18% year-over-year, supported by broader adoption of Otezla among patients with mild-to-moderate psoriasis. We expect continued volume growth in the second half of 2022 given our unique, broad indication to treat patients suffering from mild, moderate or severe psoriasis.

•Enbrel® (etanercept) sales decreased 8% year-over-year for the second quarter, primarily driven by lower net selling price and a 3% decline in volume. Going forward, we expect net selling price to continue to decline year-over-year, driven by increased competition.

•AMGEVITA™ (adalimumab) sales increased 8% year-over-year for the second quarter, driven by 32% volume growth, partially offset by foreign exchange impact and lower net selling price resulting from increased competition. AMGEVITA continued to be the most prescribed adalimumab biosimilar in Europe.

Hematology-Oncology
•LUMAKRAS®/LUMYKRAS™ (sotorasib) generated $77 million of sales for the second quarter, representing 24% quarter-over-quarter growth. In the U.S., LUMAKRAS has been prescribed to over 3,000 patients by over 1,900 physicians in both academic and community settings. Outside the U.S., LUMYKRAS has now been approved in over 40 countries around the world. We are actively launching in 25 markets and pursuing reimbursement in the remaining countries.

•KYPROLIS® (carfilzomib) sales increased 13% year-over-year for the second quarter, driven by 19% volume growth, partially offset by lower net selling price.

•XGEVA® (denosumab) sales increased 9% year-over-year for the second quarter, driven by higher net selling price and favorable changes to estimated sales deductions. Volume remained flat year-over-year in the second quarter.

•Vectibix® (panitumumab) sales decreased 13% year-over-year for the second quarter driven by the timing of shipments to Takeda, our partner in Japan, in the second quarter of 2021. In the U.S., sales increased 4% year-over-year, driven by volume growth.

•Nplate® (romiplostim) sales increased 16% year-over-year for the second quarter, primarily driven by 11% volume growth and higher net selling price.

•BLINCYTO® (blinatumomab) sales increased 29% year-over-year for the second quarter, driven by volume growth.

•MVASI® sales decreased 17% year-over-year for the second quarter, driven by lower net selling price that was partially offset by 10% volume growth. In the U.S., MVASI continued to hold leading volume share with 49% of the bevacizumab segment for the quarter. The most recently published Average Selling Price (ASP) for MVASI in the U.S. declined 39% year-over-year and 21% quarter-over-quarter. Looking forward, we expect continued net selling price erosion and declining volume driven by increased competition and continued ASP erosion.

•KANJINTI® (trastuzumab-anns) sales decreased 46% year-over-year for the second quarter, primarily driven by declines in net selling price and volume. In the U.S., KANJINTI continued to hold leading volume share with 41% of the trastuzumab segment in the quarter. The most recently published ASP for KANJINTI in the U.S. declined 43% year-over-year and 21% quarter-over-quarter. Going forward, we expect continued net selling price deterioration and volume declines driven by increased competition and continued ASP erosion.

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Established Products
•Total sales of our established products, which include Neulasta® (pegfilgrastim), NEUPOGEN® (filgrastim), EPOGEN® (epoetin alfa), Aranesp® (darbepotein alfa), Parsabiv® (etelcalcetide), and Sensipar®/Mimpara™ (cinacalcet), decreased 15% year-over-year for the second quarter, primarily driven by lower net selling price. In the second quarter, the published ASP for Neulasta in the U.S. declined 35% year-over-year and 9% quarter-over-quarter. In the aggregate, we expect the year-over-year net selling price and volume erosion for this portfolio of products to continue.

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q2 ’22			Q2 ’21	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$611	$311	$922	$814	13%
EVENITY®	130	61	191	131	46%
Repatha®	154	171	325	286	14%
Aimovig®	88	4	92	82	12%
TEZSPIRE®	29	—	29	—	NM
Otezla®	487	107	594	534	11%
Enbrel®	1,036	15	1,051	1,144	(8%)
AMGEVITA™	—	116	116	107	8%
LUMAKRAS®/LUMYKRAS™	51	26	77	9	*
KYPROLIS®	213	104	317	280	13%
XGEVA®	391	142	533	488	9%
Vectibix®	96	111	207	239	(13%)
Nplate®	156	128	284	245	16%
BLINCYTO®	77	62	139	108	29%
MVASI®	161	82	243	294	(17%)
KANJINTI®	69	16	85	156	(46%)
Neulasta®	263	47	310	486	(36%)
NEUPOGEN®	21	16	37	51	(27%)
EPOGEN®	136	—	136	130	5%
Aranesp®	132	225	357	367	(3%)
Parsabiv®	71	32	103	71	45%
Sensipar®/Mimpara™	5	15	20	24	(17%)
Other products**	69	44	113	68	66%
Total product sales	$4,446	$1,835	$6,281	$6,114	3%

* Change in excess of 100%
** Other products include Corlanor®, AVSOLA®, IMLYGIC® and RIABNI™, as well as sales by GENSENTA and Bergamo subsidiaries.
NM = not meaningful

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses decreased 22%. Cost of Sales margin decreased 2.8 percentage points primarily driven by lower COVID-19 antibody shipments and lower manufacturing costs, partially offset by unfavorable product mix. Research & Development (R&D) expenses decreased 4% primarily due to lower marketed product support, partially offset by higher spend in research and early pipeline. Acquired IPR&D expenses were zero in Q2 2022, compared to $1.5 billion in Q2 2021 due to the Five Prime Therapeutics acquisition. Selling, General & Administrative (SG&A) expenses decreased 4%. R&D and SG&A expenses were also impacted by lower acquisition-related expenses from Five Prime Therapeutics.
•Operating Margin as a percentage of product sales increased 21.1 percentage points to 34.6%.
•Tax Rate decreased 2.8 percentage points primarily due to the Five Prime Therapeutics non-deductible IPR&D expense in the prior year, partially offset by the impact of current year net unfavorable items, including an increase in the interest expense on tax reserves and the tax impact of the GENSENTA impairment charge.
On a non-GAAP basis:
•Total Operating Expenses decreased 34%. Cost of Sales margin decreased 2.2 percentage points primarily driven by lower COVID-19 antibody shipments and lower manufacturing costs, partially offset by unfavorable product mix. R&D expenses decreased 2% primarily due to lower marketed product support, partially offset by higher spend in research and early pipeline. Acquired IPR&D expenses were zero in Q2 2022, compared to $1.5 billion in Q2 2021 due to the Five Prime Therapeutics acquisition. SG&A expenses decreased 2%.
•Operating Margin as a percentage of product sales increased 26.8 percentage points to 53.1%.
•Tax Rate decreased 11.6 percentage points primarily due to the Five Prime Therapeutics non-deductible IPR&D expense in the prior year.

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	Q2 ’22	Q2 ’21	YOY Δ	Q2 ’22	Q2 ’21	YOY Δ
Cost of Sales	$1,510	$1,637	(8%)	$926	$1,034	(10%)
% of product sales	24.0%	26.8%	(2.8) pts.	14.7%	16.9%	(2.2) pts.
Research & Development	$1,039	$1,082	(4%)	$1,020	$1,036	(2%)
% of product sales	16.5%	17.7%	(1.2) pts.	16.2%	16.9%	(0.7) pts.
Acquired IPR&D	$—	$1,505	NM	$—	$1,505	NM
% of product sales	—%	24.6%	NM	—%	24.6%	NM
Selling, General & Administrative	$1,327	$1,384	(4%)	$1,313	$1,345	(2%)
% of product sales	21.1%	22.6%	(1.5) pts.	20.9%	22.0%	(1.1) pts.
Other	$542	$90	*	$—	$—	NM
Total Operating Expenses	$4,418	$5,698	(22%)	$3,259	$4,920	(34%)

Operating Margin
operating income as % of product sales	34.6%	13.5%	21.1 pts.	53.1%	26.3%	26.8 pts.

Tax Rate	14.0%	16.8%	(2.8) pts.	14.7%	26.3%	(11.6) pts.

pts: percentage points
* change in excess of 100%
NM = not meaningful

Cash Flow and Balance Sheet
•The Company generated $1.7 billion of free cash flow in the second quarter of 2022 versus $1.7 billion in the second quarter of 2021.
•The Company’s second quarter 2022 dividend of $1.94 per share was declared on March 2, 2022, and was paid on June 8, 2022, to all stockholders of record as of May 17, 2022, representing a 10% increase from 2021.
•During the second quarter, there were no repurchases of shares of common stock, following the 24.6 million shares of common stock repurchased in the first quarter primarily in connection with accelerated share repurchase agreements that the Company entered into in February 2022.
•Cash and investments totaled $7.2 billion and debt outstanding totaled $36.5 billion as of June 30, 2022.

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

$Billions, except shares	Q2 ’22	Q2 ’21	YOY Δ
Operating Cash Flow	$1.9	$1.9	$0.0
Capital Expenditures	$0.2	$0.2	$0.1
Free Cash Flow	$1.7	$1.7	$(0.1)
Dividends Paid	$1.0	$1.0	$0.0
Share Repurchases	$—	$1.6	$(1.6)
Average Diluted Shares (millions)	537	576	(39)

Note: Numbers may not add due to rounding

$Billions	6/30/22	12/31/21	YTD Δ
Cash and Investments	$7.2	$8.0	$(0.9)
Debt Outstanding	$36.5	$33.3	$3.2

Note: Numbers may not add due to rounding

2022 Guidance
For the full year 2022, the Company now expects:
•Total revenues in the range of $25.5 billion to $26.4 billion.
•On a GAAP basis, EPS in the range of $11.01 to $12.15 and a tax rate in the range of 11.5% to 13.0%.
•On a non-GAAP basis, EPS in the range of $17.00 to $18.00, unchanged from previous guidance, and a tax rate in the range of 14.0% to 15.0%.
•Capital expenditures to be approximately $950 million, unchanged from previous guidance.
•Share repurchases in the range of $6.0 billion to $7.0 billion, unchanged from previous guidance.

Second Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

Inflammation

Otezla
•The primary and secondary endpoints of the SPROUT study, an international Phase 3, multi-center, randomized, double-blind, placebo-controlled study evaluating Otezla in pediatric patients (ages 6 through 17) with moderate to severe pediatric plaque psoriasis, have been successfully met. No new safety signals were identified and the overall treatment-emergent adverse event profile during the placebo-controlled phase of the study was consistent with the known safety profile of Otezla. The trial will continue to completion and final analysis, expected in 2023.

TEZSPIRE
•In July, TEZSPIRE was recommended for approval in the European Union by the Committee for Medicinal Products for Human Use for severe asthma.
•In July, Health Canada approved TEZSPIRE for the add-on maintenance treatment of adult and adolescents 12 years and older with severe asthma,

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

•In July, the Brazilian National Health Surveillance Agency (ANVISA) approved TEZSPIRE as an add-on maintenance treatment in patients with severe asthma aged 12 years and older. Regulatory reviews continue in other jurisdictions.
•The PASSAGE Phase 4 real-world effectiveness study and the WAYFINDER Phase 3b study are enrolling patients with severe asthma.
•The SUNRISE Phase 3 study, designed to assess the efficacy and safety of TEZSPIRE in reducing oral corticosteroid use in adults with oral corticosteroid dependent asthma, was initiated.
•A Phase 3 study continues to enroll patients with chronic rhinosinusitis with nasal polyps.
•Planning is underway for a Phase 3 study in patients with eosinophilic esophagitis.
•A Phase 2b study in patients with chronic spontaneous urticaria is fully enrolled with data readout anticipated in H1-2023.
•A Phase 2 study continues to enroll patients with chronic obstructive pulmonary disease.

Rocatinlimab (AMG 451 / KHK4083)
•The ROCKET Phase 3 program evaluating rocatinlimab, an anti-OX40 monoclonal antibody, in patients with moderate to severe atopic dermatitis was initiated in June. Following additional discussions with regulators and our partner, we are amending the studies to further improve patient convenience and investigate a range of doses. No safety or efficacy issues have arisen.

Rozibafusp alfa (AMG 570)
•A Phase 2b study of rozibafusp alfa, an antibody-peptide conjugate that simultaneously blocks inducible T-cell costimulatory ligand (ICOSL) and B-cell activating factor (BAFF) activity, continues to enroll patients with systemic lupus erythematosus (SLE).

Efavaleukin alfa (AMG 592)
•A Phase 2b study of efavaleukin alfa, an interleukin-2 (IL-2) mutein Fc fusion protein, continues to enroll patients with SLE while a Phase 2b study continues to enroll patients with ulcerative colitis.

Ordesekimab (AMG 714 / PRV-015)
•A Phase 2b study of AMG 714, a monoclonal antibody that binds interleukin-15, continues to enroll patients with non-responsive celiac disease.

Oncology

LUMAKRAS/LUMYKRAS
•In June, data were presented at the American Society of Clinical Oncology (ASCO) annual meeting where investigators evaluated patterns of resistance to LUMAKRAS in patients with non-small cell lung cancer (NSCLC) and colorectal cancer (CRC) at disease progression. These and other data continue to guide the LUMAKRAS clinical development program.
•The Company is planning to initiate a Phase 3 study of LUMAKRAS plus chemotherapy in first-line KRAS G12C mutant and PD-L1 negative advanced / metastatic NSCLC.
•Initial data from cohorts exploring LUMAKRAS in combination with immunotherapy in patients with KRAS G12C-mutated NSCLC will be presented on August 7th at the International Association for the Study of Lung Cancer World Conference on Lung Cancer (WCLC).
•Initial data from cohorts exploring LUMAKRAS in combination with the Src homology-2 domain-containing protein tyrosine phosphatase-2 (SHP2) inhibitor RMC-4630 from Revolution Medicines in patients with KRAS G12C-mutated NSCLC will be presented on August 7th at WCLC. This combination was safe and well tolerated, with promising and durable clinical activity in patients with NSCLC, most notably in those who were KRAS G12C inhibitor-naïve.
•Top-line results from the event-driven, confirmatory Phase 3 study comparing LUMAKRAS to docetaxel in patients with KRAS G12C-mutated advanced NSCLC are expected in Q3-2022.
•Top-line results from a study comparing the 960 mg/day dose of LUMAKRAS with a lower dose of 240 mg/day in patients with KRAS G12C-mutated advanced NSCLC are expected in Q4-2022.

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

•A Phase 2 study in first-line patients with KRAS G12C-mutated NSCLC whose tumors express serine/threonine kinase 11 (STK11) mutations and/or less than 1% programmed death-ligand 1 is ongoing.
•A Phase 3 study of LUMAKRAS in combination with Vectibix in third-line KRAS G12C-mutated CRC continues to enroll.
•Data from the full dose expansion Phase 1b study of LUMAKRAS in combination with Vectibix in refractory KRAS G12C-mutated CRC were accepted for presentation at the European Society for Medical Oncology Congress taking place in September.

Vectibix
•In June, the Company and its partner Takeda Pharmaceutical Company presented data from the Phase 3 PARADIGM clinical trial of Vectibix in Japanese patients with previously untreated unresectable wild-type RAS metastatic CRC at the ASCO annual meeting. These data demonstrated that the mFOLFOX6 + Vectibix combination provides a statistically significant improvement in overall survival over the mFOLFOX6 + bevacizumab combination in patients with a left-sided primary tumor or regardless of tumor locations.

Bemarituzumab
•The final analysis of the FIGHT study, a Phase 2 randomized, double-blind, controlled study evaluating bemarituzumab, a fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody, and modified FOLFOX6 in patients with previously untreated advanced gastric and gastroesophageal junction cancer was completed. These results continued to demonstrate that bemarituzumab + mFOLFOX6 improves the clinical outcome of patients with FGFR2b expressing tumors with no new safety concerns. A greater survival benefit was observed with increasing FGFR2b expression levels.
•A Phase 3 study (FORTITUDE-101) of bemarituzumab plus chemotherapy, versus placebo plus chemotherapy in first-line gastric cancer with FGFR2b overexpression continues to enroll patients.
•A Phase 1b/3 study (FORTITUDE-102) of bemarituzumab plus chemotherapy and nivolumab versus chemotherapy and nivolumab in first-line gastric cancer with FGFR2b overexpression is enrolling patients in the Phase 3 portion of the study.
•A Phase 1b study (FORTITUDE-103) of bemarituzumab plus oral chemotherapy regimens in first-line gastric cancer with FGFR2b overexpression is enrolling patients.
•A Phase 1b study (FORTITUDE-201) of bemarituzumab monotherapy and in combination with docetaxel continues to enroll patients with squamous NSCLC with FGFR2b overexpression.
•A Phase 1b/2 study (FORTITUDE-301), evaluating the safety and efficacy of bemarituzumab monotherapy in solid tumors with FGFR2b overexpression, was initiated.

Tarlatamab (AMG 757)
•Updated exploration and first expansion Phase 1 data of tarlatamab, a half-life extended (HLE) bi-specific T-cell engager (BiTE®) molecule targeting delta-like ligand 3 (DLL3), in heavily pretreated patients with relapsed/refractory small cell lung cancer (SCLC) will be presented on Aug 8th at WCLC. In this setting, tarlatamab demonstrated promising antitumor activity with notable response durability.
•DeLLphi-301, a potentially registrational Phase 2 study of tarlatamab for the treatment of relapsed/refractory SCLC after two or more prior lines of treatment, continues to enroll patients.
•DeLLphi-302, a Phase 1b study of tarlatamab in combination with AMG 404, an anti-programmed cell death-1 monoclonal antibody, continues to enroll patients with second-line or later SCLC.
•DeLLphi-303, a Phase 1b study of tarlatamab in combination with standard of care in first-line SCLC, is open for enrollment.
•DelLphi-300, a Phase 1b study of tarlatamab, continues to enroll patients with de novo or treatment emergent neuroendocrine prostate cancer.

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

AMG 509
•A Phase 1 dose-escalation study of AMG 509, a bi-specific molecule targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1) continues to enroll patients with metastatic castrate-resistant prostate cancer (mCRPC).

AMG 340
•A Phase 1 dose-escalation study of AMG 340, a lower T-cell affinity BiTE molecule targeting prostate-specific membrane antigen (PSMA), continues to enroll patients with mCRPC.

Acapatamab (AMG 160)
•Acapatamab, a HLE BiTE molecule targeting PSMA for the treatment of patients with mCRPC, has been deprioritized in favor of AMG 340.

Pavurutamab (AMG 701)
•Clinical development of pavurutamab an anti-B-cell maturation antigen (BCMA) HLE BiTE molecule being investigated for the treatment of multiple myeloma, has been discontinued for strategic reasons.

AMG 193
•A Phase 1/1b/2 study of AMG 193, a novel small molecule methylthioadenosine (MTA) cooperative protein arginine methyltransferase 5 (PRMT5) molecular glue, continues to enroll patients with advanced methylthioadenosine phosphorylase (MTAP)-null solid tumors.

General Medicine

Repatha
•An abstract based on data from the Repatha open label extension (OLE) studies (FOURIER OLE) has been accepted as a late-breaking presentation for the European Society of Cardiology (ESC) annual conference in August.

Olpasiran (AMG 890)
•In May, the Company announced positive top-line data from a Phase 2 study of olpasiran, a lipoprotein(a) (Lp(a)) small interfering RNA molecule, in subjects with elevated Lp(a). These data demonstrated a significant reduction from baseline in Lp(a) of up to or greater than 90 percent at week 36 (primary endpoint) and week 48 (end of treatment period) for the majority of doses. No new safety concerns were identified during this treatment period. Presentation of these results is expected at a medical congress in 2022.

AMG 133
•A Phase 1 study of AMG 133, a multispecific that inhibits the gastric inhibitory polypeptide receptor (GIPR) and activates the glucagon-like peptide 1 (GLP-1) receptor, has completed enrollment.
•Data from the initial cohorts of this Phase 1 study will be submitted to a medical congress occurring in Q4-2022.

Biosimilars
•The final analysis from a Phase 3 study evaluating the efficacy and safety of ABP 654 compared to STELARA® (ustekinumab) in adult patients with moderate to severe plaque psoriasis is expected in 2022.
•A Phase 3 study to support an interchangeability designation in the U.S. for ABP 654 is ongoing.
•Phase 3 studies of ABP 938, an investigational biosimilar to EYLEA® (aflibercept), and ABP 959, an investigational biosimilar to SOLIRIS® (eculizumab), are on track, with data expected in 2022.
•A Phase 3 study to support an interchangeability designation in the U.S. for AMJEVITA™ (adalimumab-atto) is ongoing.

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

•The U.S. label for AMJEVITA™ has been modified to include pediatric Crohn’s disease (ages 6 and above) and juvenile idiopathic arthritis (ages 2-3).

TEZSPIRE is being developed in collaboration with AstraZeneca.
Rocatinlimab, formerly AMG 451 / KHK4083 is being developed in collaboration with Kyowa Kirin.
Ordesekimab formerly AMG 714 and also known as PRV-015 is being developed in collaboration with Provention Bio.
AMG 509 is being developed in collaboration with Xencor.
STELARA is a registered trademark of Janssen Pharmaceutica NV.
EYLEA is a registered trademark of Regeneron Pharmaceuticals, Inc.
SOLIRIS is a registered trademark of Alexion Pharmaceuticals, Inc.

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the second quarters of 2022 and 2021, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2022 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures, restructuring and certain other items from the related GAAP financial measures. Beginning January 1, 2022, following industry guidance from the U.S. Securities and Exchange Commission, the Company no longer excludes adjustments for upfront license fees, development milestones and IPR&D expenses of pre-approval programs related to licensing, collaboration and asset acquisition transactions from its non-GAAP financial measures. For purposes of comparability, the non-GAAP financial results for the second quarter of 2021 have been updated to reflect this change. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the second quarters of 2022 and 2021. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average and is also part of the Nasdaq-100 index. In 2021, Amgen was named one of the 25 World's Best Workplaces™ by Fortune and Great Place to Work™ and one of the 100 most sustainable companies in the world by Barron's.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.
Forward-Looking Statements

This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd., Kyowa-Kirin Co., Ltd., Generate Biomedicines, Inc., Arrakis Therapeutics, Inc., Plexium, Inc., or any collaboration to

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

manufacture therapeutic antibodies against COVID-19), the performance of Otezla® (apremilast) (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), the Five Prime Therapeutics, Inc. acquisition, the Teneobio, Inc. acquisition, or the recently announced proposed acquisition of ChemoCentryx, Inc., as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

have acquired, may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our environmental, social and governance objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Jessica Akopyan, 805-440-5721 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenues:
Product sales	$6,281	$6,114	$12,012	$11,706
Other revenues	313	412	820	721
Total revenues	6,594	6,526	12,832	12,427

Operating expenses:
Cost of sales	1,510	1,637	3,071	3,127
Research and development	1,039	1,082	1,998	2,049
Acquired in-process research and development	—	1,505	—	1,505
Selling, general and administrative	1,327	1,384	2,555	2,638
Other	542	90	532	151
Total operating expenses	4,418	5,698	8,156	9,470

Operating income	2,176	828	4,676	2,957

Other income (expense):
Interest expense, net	(328)	(281)	(623)	(566)
Other (expense) income, net	(317)	11	(847)	24

Income before income taxes	1,531	558	3,206	2,415

Provision for income taxes	214	94	413	305

Net income	$1,317	$464	$2,793	$2,110

Earnings per share:
Basic	$2.46	$0.81	$5.16	$3.67
Diluted	$2.45	$0.81	$5.13	$3.65

Weighted-average shares used in calculation of earnings per share:
Basic	535	573	541	575
Diluted	537	576	544	578

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	June 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$7,183	$8,037
Trade receivables, net	5,327	4,895
Inventories	4,554	4,086
Other current assets	2,258	2,367
Total current assets	19,322	19,385

Property, plant and equipment, net	5,158	5,184
Intangible assets, net	13,927	15,182
Goodwill	14,865	14,890
Other noncurrent assets	6,022	6,524
Total assets	$59,294	$61,165

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$11,801	$12,097
Current portion of long-term debt	817	87
Total current liabilities	12,618	12,184

Long-term debt	35,705	33,222
Long-term tax liabilities	5,603	6,594
Other noncurrent liabilities	2,949	2,465
Total stockholders’ equity	2,419	6,700
Total liabilities and stockholders’ equity	$59,294	$61,165

Shares outstanding	535	558

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
GAAP cost of sales	$1,510	$1,637	$3,071	$3,127
Adjustments to cost of sales:
Acquisition-related expenses (a)	(584)	(598)	(1,194)	(1,221)
Other	—	(5)	—	(5)
Total adjustments to cost of sales	(584)	(603)	(1,194)	(1,226)
Non-GAAP cost of sales	$926	$1,034	$1,877	$1,901

GAAP cost of sales as a percentage of product sales	24.0%	26.8%	25.6%	26.7%
Acquisition-related expenses (a)	(9.3)	(9.8)	(10.0)	(10.4)
Other	0.0	(0.1)	0.0	(0.1)
Non-GAAP cost of sales as a percentage of product sales	14.7%	16.9%	15.6%	16.2%

GAAP research and development expenses	$1,039	$1,082	$1,998	$2,049
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(19)	(46)	(44)	(69)
Non-GAAP research and development expenses	$1,020	$1,036	$1,954	$1,980

GAAP research and development expenses as a percentage of product sales	16.5%	17.7%	16.6%	17.5%
Acquisition-related expenses (a)	(0.3)	(0.8)	(0.3)	(0.6)
Non-GAAP research and development expenses as a percentage of product sales	16.2%	16.9%	16.3%	16.9%

GAAP selling, general and administrative expenses	$1,327	$1,384	$2,555	$2,638
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(14)	(39)	(29)	(51)
Other	—	—	—	(16)
Total adjustments to selling, general and administrative expenses	(14)	(39)	(29)	(67)
Non-GAAP selling, general and administrative expenses	$1,313	$1,345	$2,526	$2,571

GAAP selling, general and administrative expenses as a percentage of product sales	21.1%	22.6%	21.3%	22.5%
Acquisition-related expenses (a)	(0.2)	(0.6)	(0.3)	(0.4)
Other	0.0	0.0	0.0	(0.1)
Non-GAAP selling, general and administrative expenses as a percentage of product sales	20.9%	22.0%	21.0%	22.0%

GAAP operating expenses	$4,418	$5,698	$8,156	$9,470
Adjustments to operating expenses:
Adjustments to cost of sales	(584)	(603)	(1,194)	(1,226)
Adjustments to research and development expenses	(19)	(46)	(44)	(69)
Adjustments to selling, general and administrative expenses	(14)	(39)	(29)	(67)
Certain charges pursuant to our cost savings initiatives	1	(76)	(1)	(128)
Certain other expenses (b)	(543)	(14)	(531)	(23)
Total adjustments to operating expenses	(1,159)	(778)	(1,799)	(1,513)
Non-GAAP operating expenses	$3,259	$4,920	$6,357	$7,957

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
GAAP operating income	$2,176	$828	$4,676	$2,957
Adjustments to operating expenses	1,159	778	1,799	1,513
Non-GAAP operating income	$3,335	$1,606	$6,475	$4,470

GAAP operating income as a percentage of product sales	34.6%	13.5%	38.9%	25.3%
Adjustments to cost of sales	9.3	9.9	10.0	10.5
Adjustments to research and development expenses	0.3	0.8	0.3	0.6
Adjustments to selling, general and administrative expenses	0.2	0.6	0.3	0.5
Certain charges pursuant to our cost savings initiatives	0.0	1.2	0.0	1.1
Certain other expenses (b)	8.7	0.3	4.4	0.2
Non-GAAP operating income as a percentage of product sales	53.1%	26.3%	53.9%	38.2%

GAAP other (expense) income, net	$(317)	$11	$(847)	$24
Adjustments to other (expense) income, net:
Equity method investment basis difference amortization	49	42	96	84
Net losses/(gains) from equity investments	186	1	551	(144)
Total adjustments to other (expense) income, net	235	43	647	(60)
Non-GAAP other (expense) income, net	$(82)	$54	$(200)	(36)

GAAP income before income taxes	$1,531	$558	$3,206	$2,415
Adjustments to income before income taxes:
Adjustments to operating expenses	1,159	778	1,799	1,513
Adjustments to other (expense) income, net	235	43	647	(60)
Total adjustments to income before income taxes	1,394	821	2,446	1,453
Non-GAAP income before income taxes	$2,925	$1,379	$5,652	$3,868

GAAP provision for income taxes	$214	$94	$413	$305
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	216	277	405	408
Other income tax adjustments (d)	—	(9)	(4)	(12)
Total adjustments to provision for income taxes	216	268	401	396
Non-GAAP provision for income taxes	$430	$362	$814	$701

GAAP tax as a percentage of income before taxes	14.0%	16.8%	12.9%	12.6%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	0.7	10.1	1.6	5.8
Other income tax adjustments (d)	0.0	(0.6)	(0.1)	(0.3)
Total adjustments to provision for income taxes	0.7	9.5	1.5	5.5
Non-GAAP tax as a percentage of income before taxes	14.7%	26.3%	14.4%	18.1%

GAAP net income	$1,317	$464	$2,793	$2,110
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	1,178	544	2,041	1,045
Other income tax adjustments (d)	—	9	4	12
Total adjustments to net income	1,178	553	2,045	1,057
Non-GAAP net income	$2,495	$1,017	$4,838	$3,167

Note: Numbers may not add due to rounding

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended June 30, 2022		Three months ended June 30, 2021
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,317	$2,495	$464	$1,017

Weighted-average shares for diluted EPS	537	537	576	576

Diluted EPS	$2.45	$4.65	$0.81	$1.77

	Six months ended June 30, 2022		Six months ended June 30, 2021
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$2,793	$4,838	$2,110	$3,167

Weighted-average shares for diluted EPS	544	544	578	578

Diluted EPS	$5.13	$8.89	$3.65	$5.48

(a)	The adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(b)	For the three and six months ended June 30, 2022, the adjustments primarily related to cumulative foreign currency translation adjustments from a nonstrategic divestiture. For the three and six months ended June 30, 2021, the adjustments related primarily to the change in fair values of contingent consideration liabilities.

(c)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes, for the three and six months ended June 30, 2022, were 15.5% and 16.6%, respectively, compared to 33.7% and 28.1% for the corresponding period of the prior year.

(d)	The adjustments related to certain acquisition items, prior period and other items excluded from GAAP earnings.

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$1,930	$1,931	$4,094	$4,035
Net cash (used in) provided by investing activities	(2,193)	1,209	(2,304)	890
Net cash used in financing activities	(1,062)	(2,622)	(4,576)	(4,561)
(Decrease) increase in cash and cash equivalents	(1,325)	518	(2,786)	364
Cash and cash equivalents at beginning of period	6,528	6,112	7,989	6,266
Cash and cash equivalents at end of period	$5,203	$6,630	$5,203	$6,630

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$1,930	$1,931	$4,094	$4,035
Capital expenditures	(246)	(185)	(436)	(351)
Free cash flow	$1,684	$1,746	$3,658	$3,684

AMGEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2022
(Unaudited)

GAAP diluted EPS guidance	$11.01	—	$12.15
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	4.02	—	4.11
Loss on divestiture (b)	1.02	—	1.07
Net losses from equity investments		0.80
Other		0.01
Non-GAAP diluted EPS guidance	$17.00	—	$18.00

* The known adjustments are presented net of their related tax impact, which amount to approximately $1.30 - $1.31 per share.

(a) The adjustments relate primarily to noncash amortization of intangible assets acquired in business acquisitions.
(b) The adjustment primarily relates to a cumulative foreign currency translation adjustment from a nonstrategic divestiture.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, divestitures, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments. The GAAP adjustments from the recently announced proposed acquisition of ChemoCentryx, Inc. (expected to close in the fourth quarter of 2022) are included in the GAAP diluted EPS guidance.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2022
(Unaudited)

GAAP tax rate guidance	11.5%	—	13.0%
Tax rate of known adjustments discussed above	2.0%	—	2.5%
Non-GAAP tax rate guidance	14.0%	—	15.0%